EXHIBIT 5

WENDY E. MILLER, ESQ.

July 1, 2005

U.S. Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:  Public Company Management Corporation - Form S-8

Dear Sir/Madame:

I have acted as counsel to Public Company Management Corporation,  a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of six hundred and seventy thousand (670,000) shares of its common stock ("Shares"),  $0.001 par value per Share,  which are issuable pursuant to the Company's 2005  Non-Employee and Consultants Retainer Stock Plan.

In my representation  I have  examined such  documents,  corporate records,  and other  instruments as I have deemed necessary or appropriate for purposes  of this  opinion,  including,  but not  limited  to, the  Articles  of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based  upon and in  reliance  on the  foregoing,  and  subject to the qualifications  and  assumptions  set forth  below,  it is my opinion  that the Company is duly organized and validly  existing as a corporation  under the laws of the State of Nevada,  and that the  Shares,  when  issued  and sold,  will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

(a)

In rendering  my opinion I have assumed  that,  at the time of each issuance and sale of the Shares, the Company will be a corporation  validly existing and in good standing under the laws of the State of Nevada and that the Company received adequate consideration for the Shares.

(b)

In my examination of all documents, certificates and records, I have assumed without  investigation  the  authenticity  and  completeness of all documents  submitted to me as originals,  the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents  submitted to me as copies.  I have also assumed the genuineness  of all  signatures,  the legal  capacity  of natural  persons,  the authority of all persons  executing  documents on behalf of the parties  thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties  thereto other than the Company.  As to matters of fact material to this opinion,  I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c)

My opinion is based solely on and limited to the federal laws of the United  States of America and the Nevada  Revised  Statutes.  I express no opinion as to the laws of any other jurisdiction.

Sincerely,

/s/ Wendy E. Miller, Esq.

Wendy E. Miller, Esq.

2549B Eastbluff Dr. #437, Newport Beach, CA 92660

Telephone: (702) 265-5680 Fax: (949) 625-8885

E-mail: wendymilleresq@gmail.com